UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 9, 2008

BROOKE CREDIT CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-51423	20-2679740
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7400 College Blvd, Suite 250 Overland Park, Kansas	66210
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (913) 323-9200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This amendment to the Current Report on Form 8-K filed February 14, 2008 is being filed to correct the section titled “Entry into a Material Definitive Agreement” in Item 1.01 below. The previous disclosure was titled incorrectly. In addition, the final paragraph of the release was amended to provide additional details regarding the impact of the repurchase.

Item 1.01	Entry into a Material Definitive Agreement.

Brooke Credit Corporation, d/b/a Aleritas Capital Corp., entered into a repurchase agreement with Falcon Mezzanine Partners II, LP, FMP II Co-Investment, LLC, and JZ Equity Partners PLC (the “Purchasers”), and FMP Agency Services, LLC as collateral agent (the “Collateral Agent”) for the repurchase of certain Senior Secured Notes due April 30, 2013, which was entered into under a Note and Warrant Purchase Agreement dated October 31, 2006, as amended from time to time (the “Agreement”). The Repurchase Agreement is attached hereto as Exhibit 10.1 and incorporated herein in its entirety by reference.

The Company and the Purchasers have agreed to the following terms:

•	The Company will repurchase the Notes at a price equal to 103.733% of par, or $46,679,850, plus interest accrued to the date of closing;

•	The Company will use its commercially reasonable best interests to register shares underlying the warrants of the Purchasers as soon as practicable; and

•	The Company and Purchasers will mutually release each other from any and all claims, upon consummation of the transaction.

If the repurchase of the Notes occurs, a significant future expense benefit is anticipated although an immediate pre-tax charge will be incurred for approximately $8.2 million, which is comprised of approximately $1.7 million associated with a cash prepayment premium, $4.1 million associated with the non-cash realization of deferred financing costs associated with the refinanced debt, and $2.4 million associated with the non-cash discount recorded due to the warrants issued in connection with the refinanced debt. A material adverse effect on the Company and its operations may occur if the repurchase and refinancing are not consummated.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: 02/15/08

BROOKE CREDIT CORPORATION

/s/ Gary Eastman
Gary Eastman
General Counsel and Corporate Secretary